Exhibit 4.3

BEIGENE, LTD.

NUMBER	INCORPORATED IN THE CAYMAN ISLANDS UNDER THE COMPANIES LAW	ORDINARY
	(AS AMENDED OR REVISED FROM TIME TO TIME)	SHARES
[certificate no.]		[no. of shares]

THIS CERTIFIES THAT [name of shareholder] is the registered holder of [no. of shares] ordinary shares of par value [par value] each in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the Company this      day of                2015

Director